NAME OF REGISTRANT

Franklin Value Investors Trust
File No. 811-05878

EXHIBIT ITEM No. 77M: Mergers


Pursuant to an Agreement and Plan of Reorganization between the Franklin MidCap Value Fund ("MidCap Value Fund"), and the Franklin Small Cap Value Fund (the "Small Cap Value Fund"), both a series of Franklin Value Investors Trust, the Small Cap Value Fund acquired substantially all of the assets of the MidCap Value Fund on December 1, 2017 in exchange solely for shares of the Small Cap Value Fund, and the distribution of such shares to the shareholders of the MidCap Value Fund.